                                                               EXHIBIT 4.2

                              HOME PROPERTIES, INC.
                           SECOND AMENDED AND RESTATED
                       DIRECTOR DEFERRED COMPENSATION PLAN

1.        Purpose

     Home Properties,  Inc. (the "Company")  adopted its Home  Properties,  Inc.
Director  Deferred  Compensation  Plan effective January 1, 1999 (the "Plan") to assist  its  independent  directors  with  their  individual  tax and  financial planning  and to permit the  Company to remain  competitive  in  attracting  and retaining its  independent  directors.  The Plan permits  eligible  directors to defer the receipt of annual  compensation  which they may be entitled to receive from the  Company  and,  with  respect  to cash  compensation,  the  Company  to contribute  matching  contributions on their behalf.  The Company has elected to amend  and  restate  the Plan in order to make  the  following  changes:  (i) to increase  the number of shares of Company  Common  Stock  available  and (ii) to conform certain  provisions to the requirements of Internal Revenue Code Section
409(A).

2.        Eligibility

     Any member of the Board of Directors of the Company who is not otherwise an employee of the Company or any  subsidiary  is eligible to  participate  in this
Plan.

3.        Contributions

         (a)       Participant Contributions.

               (1)  Amount of Deferral. A participant may elect to defer receipt of any whole  percent  (100  percent  maximum) of his or her annual  compensation  otherwise  payable  or, in the case of restricted stock,  granted to the participant by the Company during a calendar year.

               (2)  Time for Electing  Deferral.  An initial  election to make a deferral  shall  be made  within  30 days  of the  time  the participant first becomes eligible to participate. All other deferral  elections  shall be made prior to the beginning of the  year  in  which  the  services  to  which  any  of  the compensation  to be deferred are performed.  Any election to defer shall be made in accordance with subsection 3 below.

               (3)  Manner of Electing  Deferral.  A  participant  shall elect a deferral by giving  written  notice to the Company in a form prescribed by the Committee  established pursuant to Section
                    9 (the  "Committee").  The notice shall include (1) the year to which the deferral  relates;  (2) the percentage and type of compensation to be deferred;  (3) the period with respect to which the  deferral  relates;  and (4) the  length of the deferral  period.  A  participant  may  designate a deferral period of three,  five or ten years for cash deferrals and a deferral  period of five or ten years for  restricted  stock deferrals.  Payment of cash  deferrals and issuance of stock for  restricted  stock  deferrals  will be made on the first dividend  payment date with respect to the Company's  Common
                    Stock "Dividend  Payment Date" occuring after the applicable anniversary  date of the  latest  date any  compensation  is deferred in any applicable year. For example,  a participant may  elect  in  December  2005  to  defer  for  three  years compensation  payable in 2006 with respect to 2006 services.
                    If a portion of the  compensation  is  otherwise  payable in cash in May 2006,  it will be deferred and actually  paid in
                    2009 on the first Dividend  Payment Date occurring after the anniversary  date of the  latest  compensation  deferred  in
                    2006.   Notwithstanding  the  foregoing  in  the  event  the
                    participant  retires or  otherwise  ceases to be a member of the Board of Directors,  vested  benefits  payments shall be
                    paid  within  60  days  of  retirement  or  such   cessation
                    notwithstanding    any   later   date   specified   in   the
                    participant's election form.

         (b)       Company Matching Contributions.

          The  Company  shall  contribute  10  percent of the cash  amount  each participant defers. The Company's contribution shall be made as of the same date as the participant's  deferral to which it relates and shall be  deferred  to the  same  payment  date as the  related  participant deferral. The Company shall not contribute any additional amounts with respect to any  participant's  election  to defer the  recognition  of income on restricted  stock. In the event that the stockholders do not approve this Second Amended and Restated Plan, the Committee may elect to eliminate the Company's  matching  contribution,  which is the only feature  of the Plan  that  constitutes  an equity  compensation  plan requiring stockholder approval.

4.        Participant Accounts

     For each participant there shall be established a participant  account (the
"Account").  A participant's Account shall be valued as of each day there occurs a transaction  affecting the Account. Each cash deferral or Company contribution shall be reflected by crediting the Account with the number of shares of Company
Common  Stock that could be  purchased  at the Common  Stock's  then fair market value with the  amounts  deferred  by the  participant,  or  contributed  by the
Company  on  behalf  of a  participant.  With  respect  to the  deferral  of the recognition  of income on restricted  stock,  a  participant's  Account shall be credited  with the same  number  of shares of the  Company  Common  Stock as the number of shares of restricted stock the recognition of income on which has been deferred. For purposes of making these credits: (a) the participant's  quarterly compensation  and meeting  fees will be deemed to have been made on the Dividend
Payment Date  occurring  during the quarter for which the  quarterly  payment is made and during which the meeting  date(s)  occurred;  and (b) restricted  stock will be deemed to have been granted on the first  Dividend  Payment Date of each calendar  year.  In addition,  each Account will be credited  with the number of shares of  Company  Common  Stock  that  could be  purchased  with  hypothetical dividends that would be paid with respect to all shares previously  allocated to the Account on the same date and at the same price that shares are purchased for participants  in the dividend  reinvestment  feature of the  Company's  Dividend
Reinvestment and Direct Stock Purchase Plan.  Distributions  from, or forfeiture of,  the  Account  shall  be  recorded  as of the day of such  distributions  or forfeitures.  The  Account  shall  also  be  adjusted  as of  the  date  of  any transaction  requiring additions to or distributions from the Account to reflect any gains (or losses) in the fair market  value of Company  Common Stock held in the Account.  Three subaccounts shall be established within the Account to track separately  participant  cash  contributions,  Company  cash  contributions  and participant restricted stock contributions and the earnings and distributions on each.  The Common  Stock's  fair market  value shall be the closing  price for a share of the Company's  Common Stock as listed on the New York Stock Exchange on the date before the transaction occurs.

     All amounts credited to participant cash contribution  subaccounts shall be fully  vested at all times.  Except  for the  possible  claims of the  Company's general  creditors,  they shall not be subject to  forfeiture  on account of any action  by a  participant  or by  the  Company,  including  termination  of  the participant's  directorship.  Amounts  credited to a participant's  Company cash contribution  subaccount shall become fully vested on the first Dividend Payment
Date  occurring  after the third  anniversary  of the date first credited to the subaccount if the  participant has  continuously  been a director of the Company through the third  anniversary of the  contribution  date, or if the participant ceases to be a director on account of disability,  death or retirement or upon a change in control as hereinafter provided. For this purpose,  "disability" shall mean the participant is unable to engage in any substantial  gainful activity by reason of any medically  determinable physical or mental impairment which can be expected to result in death or can be expected to last for a  continuous  period of not less than 12 months A participant's  restricted  stock  subaccount  shall become vested in accordance with the vesting  provisions of the restricted stock grant.  Amounts  payable  under this Plan shall be paid only to the  participant provided that in the event of his or her death  payments shall be made to his or her estate.

     If a participant's Company subaccount becomes forfeitable,  he or she shall forfeit both Company contributions and the earnings thereon.

     The  maintenance  of  individual  participant  Accounts is for  bookkeeping purposes only. The Company is not obligated to make actual contributions to fund this Plan or to acquire or set aside any particular  assets for the discharge of its  obligations,  nor is any  participant  to have any  property  rights in any particular  assets held by the  Company,  whether or not held for the purpose of funding the Company's obligations hereunder.

5.        Payment of Deferred Amounts

     No  withdrawal  may be made  from an  Account  except as  provided  in this section 5. Payments of vested  amounts from an Account shall normally be made in a lump sum amount on the first  Dividend  Payment Date  following the applicable anniversary  date  of the  latest  date  any  compensation  is  deferred  in any applicable  year and  within 60 days of the  participant's  retirement  or other termination  as a  director  of  the  Company.  In  the  case  of  unforeseeable emergency,  the  Committee,  shall  distribute  all or a portion  of the  vested portion of an Account  before an elected  anniversary  date or  termination as a director but the amount of the,  distribution shall not exceed the amount needed
to  relieve  the   unforeseeable   emergency.   For  this   purpose,   the  term
"unforeseeable  emergency" means a severe financial  hardship to the participant resulting  from an illness or accident  of the  participant,  the  participant's spouse,  or a  dependent  (as  defined in Code  Section  152(a) of the  Internal
Revenue  Code) of the  participant,  loss of the  participant's  property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.

     Payments for any reason  other than a change in control  shall be made only in stock  provided that any  fractional  shares from an Account shall be paid in cash.  In the event of a change in control,  all account  balances  shall become fully  and  immediately  vested  and  shall  be  paid,  in cash or  stock as the
Committee in its sole  discretion may determine,  within five days of the change in control.  For this purpose,  the term "change in control" means a change that is both (1) a change in the  ownership,  a change in the effective  control or a change in the ownership of a  substantial  portion of the assets of the Company, all as defined in Internal Revenue Service  regulations under Code Section 409A, and (2) a change of a nature  that would be  required to be reported in response to Item  6(e) of  Schedule  14A of  Regulation  14A or to Item 5.01 of Form 8--K
promulgated  under the  Securities  Exchange Act of 1934,  as amended,  provided that, without  limitation,  a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of such
Act) is or becomes the beneficial owner,  directly or indirectly,  of securities of the Company  representing  30% or more of the  combined  voting  power of the
Company's then outstanding securities;  or (ii) during any period of twenty-four
(24)  consecutive  months,  individuals  who at the  beginning  of  such  period constitute  the  Board of  Directors  of the  Company  cease  for any  reason to constitute at least a majority  thereof  unless the election,  or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least  two-thirds  of the  directors  then still in office who were directors at the beginning of the period.

     An  aggregate  of  100,000  shares of  Company  Common  Stock  (subject  to substitution  or  adjustment  as provided  below) shall be  available  for stock payments under this Plan.  Such shares may be authorized and unissued  shares or may be treasury  shares.  In the event of any change in the Common  Stock of the
Company  by  reason  of any stock  dividend,  recapitalization,  reorganization, merger, consolidation,  split-up,  combination, or exchange of shares, or rights offering to purchase  Common  Stock at a price  substantially  below fair market value, or of any similar change  affecting the Common Stock, the number and kind of shares which thereafter are available for stock payments under the Plan shall be  appropriately  adjusted  consistent  with such  change in such manner as the
Committee may deem equitable to prevent  substantial  dilution or enlargement of the rights granted to, or available for, participants in the Plan.

6.        Participant's Rights Unsecured

     The right of any participant or, if applicable,  the participant's  estate, to receive  benefits  under the  provisions  of this Plan shall be an  unsecured claim against the general assets of the Company. Any amounts held in an Account, including  amounts  that may be set  aside by the  Company  for the  purpose  of meeting its  obligations  under this Plan,  are a part of the Company's  general assets and shall be reachable by the general creditors of the Company.

7.        Statement of Account

     Statements  will be sent to  participants  no less frequently than annually setting forth the value of their Accounts.

8.       Transferability

     The rights of a participant under this Plan shall not be transferable other than by will or by the laws of  descent  and  distribution  and are  exercisable during the participant's  lifetime only by the participant or by his guardian or legal representative.

9.        Plan Administrator

     The  administrator  of this  Plan  shall  be a  Committee  of the  Board of
Directors  of the  Company  from  time  to time  designated  by the  Board.  The
Committee's  members shall not be employees of the Company.  The Committee shall have the authority to adopt rules and  regulations for carrying out the Plan and to interpret,  construe and implement the  provisions of the Plan. The Committee may  delegate  some or all of its  functions  to  another  person as it may deem appropriate. The Board of Directors has designated the Compensation Committee of the Board of Directors as administrator of the Plan until further notice.

10.      Amendment

     This  Plan may at any time or from  time to time be  amended,  modified  or terminated by the Company's  Board of  Directors.,  provided that no such action shall  accelerate  the time or schedule of payment of any Plan benefit except as may be permitted  under  Internal  Revenue  Code  Section  409A and  regulations thereunder. No amendment, modification or termination shall, without the consent of a participant,  adversely  affect such  participant's  accruals in his or her
Account.

11.      Dividend Payment Date.

     In the event that the Company  does not pay a dividend on the Common  Stock in any calendar quarter,  the Dividend Payment Date in that quarter for purposes of this  Plan  shall be deemed to be the last day of  February,  May,  August or
November in the  relevant  quarter,  or if such date is not a business  day, the next succeeding business day.

12.      Governing Law

     This Plan and any participant  elections hereunder shall be interpreted and enforced in accordance with the laws of the State of New York.

13.      Effective Date

     The  effective  date of  this  Amended  and  Restated  Plan is May 6,  2005 provided that the effective date of provisions governed by Internal Revenue Code
Section 409A concerning the time of deferral elections and the time and schedule of payments, along with related definitions,  is January 1,  2005, for deferrals which are made or which vest on and after this date.